Mestek

Comparable Company WACC Analysis					CONFIDENTIAL/DRAFT

(figures in thousands)

	Debt	Preferred Stock	Market Value of Equity	Total Capitalization	Debt to Equity	Debt to Total Capitalization	Preferred to Total Capitalization	Equity to Total Capitalization

Aaon Inc	$167	$0	$250,379	$250,546	0.1%	0.1%	0.0%	99.9%
Lennox International Inc	$236,100	$0	$2,217,337	$2,453,437	10.6%	9.6%	0.0%	90.4%
American Standard	$1,664,000	$0	$8,521,748	$10,185,748	19.5%	16.3%	0.0%	83.7%
United Technologies	$8,240,000	$0	$60,281,507	$68,521,507	13.7%	12.0%	0.0%	88.0%
Hardinge Inc	$62,594	$0	$160,452	$223,046	39.0%	28.1%	0.0%	71.9%
Kennametal Inc	$410,045	$0	$2,385,597	$2,795,642	17.2%	14.7%	0.0%	85.3%
Feintool Int’l Holding AG	$120,622	$0	$116,851	$237,473	103.2%	50.8%	0.0%	49.2%
Voest Alpine AG	$1,916,141	$0	$4,472,012	$6,388,153	42.8%	30.0%	0.0%	70.0%

Median	$323,073	$0	$2,301,467	$2,624,539	18.4%	15.5%	0.0%	84.5%
Mean	$1,581,209	$0	$9,800,735	$11,381,944	30.8%	20.2%	0.0%	79.8%

Mestek	$33,489	$0	$115,177	$148,666	29.1%	22.5%	0.0%	77.5%

	Levered Beta	Unlevered Beta	Decile Based Beta	Adjusted Unlevered Beta	Equity Risk Premium (1)	Size Risk Premium (1)	Cost of Equity	Cost of Debt	Cost of Preferred	WACC

Aaon Inc	0.89	0.89	1.34	0.89	6.3%	2.90%	13.3%	3.7%	0.0%	13.3%
Lennox International Inc	0.85	0.80	1.13	0.95	6.3%	1.11%	11.2%	6.6%	0.0%	10.5%
American Standard	1.57	1.41	1.04	1.81	6.3%	0.50%	15.2%	7.6%	0.0%	13.4%
United Technologies	0.85	0.79	0.91	1.16	6.3%	-0.34%	9.8%	3.3%	0.0%	8.8%
Hardinge Inc	0.74	0.60	1.41	0.57	6.3%	6.34%	15.8%	4.5%	0.0%	12.1%
Kennametal Inc	0.87	0.79	1.13	0.94	6.3%	1.11%	11.4%	6.5%	0.0%	10.3%
Feintool Int’l Holding AG	1.12	0.69	1.41	0.66	6.3%	6.34%	18.2%	8.7%	0.0%	11.6%
Voest Alpine AG	1.03	0.82	1.10	1.00	6.3%	0.67%	11.9%	8.7%	0.0%	9.9%

Median	0.88	0.79	1.13	0.94			12.6%	6.6%	0.0%	11.1%
Mean	0.99	0.85	1.18	1.00			13.3%	6.2%	0.0%	11.2%

Mestek	0.28	0.24	1.41	0.23	6.3%	6.34%	12.9%	5.6%	0.0%	10.7%

Footnotes:

Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1-Tax Rate) * Debt to Enterprise Value) + (Cost of Equity * Equity to Enterprise Value) + (Cost of Preferred * Preferred to Enterprise Value).

Cost of Equity = Risk Free Rate + (Levered Beta * Equity Risk Premium) + Size Risk Premium.

Risk-free rate as of 2/17/06.

(1)   Ibbotson Associates, Stocks Bonds Bills and Inflation 2005 Yearbook, pp. 138, 140, and 175.

Houlihan Lokey Howard & Zukin	Mestek

Subject Company WACC Analysis

Market Assumptions

20-Year Treasury Bond Yield	4.8%
Equity Risk Premium (1)	6.30%
Size Risk Premium (1)	2.90%
Company Specific Risk Premium	0.00%
Tax Rate	40.0%

Beta Assumptions

Company Specific Decile Beta	1.34
Selected Adjusted Unlevered Beta	0.94
Levered Beta	1.04

Capital Structure Assumptions

Preferred to Enterprise Value	0.0%
Debt to Enterprise Value	15.5%
Equity to Enterprise Value	84.5%
Cost of Debt	6.0%
Cost of Preferred	0.0%
Cost of Equity	14.3%

Concluded Weighted Average Cost of Capital	12.6%

Footnotes:

Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1-Tax Rate) * Debt to Enterprise Value) + (Cost of Equity * Equity to Enterprise Value) + (Cost of Preferred * Preferred to Enterprise Value).

Cost of Equity = Risk Free Rate + (Levered Beta * Equity Risk Premium) + Size Risk Premium + Company Specific Risk Premium.

Company Specific Risk Premium is used to adjust for issues such as key man risk, supplier or key customer risk, etc.

Risk-free rate as of 2/17/06.

(1)   Ibbotson Associates, Stocks Bonds Bills and Inflation 2005 Yearbook, pp. 138, 140, and 175.

Houlihan Lokey Howard & Zukin